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                                                                    Exhibit 12.1

         Statement of Computation of Ratio of Earnings to Fixed Charges
                          (in thousands, except ratios)

                                                                      Fiscal Year Ended
                                            ---------------------------------------------------------------------
                                            October 25,     October 26,   October 27,   October 28,   October 31,
                                               2003             2002          2001          2000         1999
                                            -----------     -----------   -----------   -----------   -----------
Earnings (loss) from continuing
   operations before taxes                  $  (133,635)    $    84,151   $    17,802   $    88,316   $     2,591
Fixed charges from continuing  operations
      Interest expense and
        amortization of debt
        discount and issuance
        costs on all indebtedness                13,339          11,427            --            45           459
      Interest included in rent                   7,579           6,679         5,507         1,381           428
                                            -----------     -----------   -----------   -----------   -----------
Total fixed charges from
   continuing operations                         20,917          18,106         5,507         1,426           887
                                            -----------     -----------   -----------   -----------   -----------
Earnings (loss) before taxes
   and fixed charges                        $  (112,718)    $   102,257   $    23,309   $    89,742   $     3,478
                                            ===========     ===========   ===========   ===========   ===========
Ratio of earnings to fixed
   charges (1)                                       --            5.6x          4.2x         62.9x          3.9x
Coverage deficiency(2)                      $   133,635     $        --   $        --   $        --   $        --
                                            -----------     -----------   -----------   -----------   -----------

(1)   The ratio of earnings to fixed charges was computed by dividing earnings
      (loss) from continuing operations before taxes by fixed charges from continuing operations for the periods indicated. Fixed charges from continuing operations include (i) interest expense and amortization of debt discount and issuance costs on all indebtedness, and (ii) one-third of all rental expense, which the Company considers to be a reasonable approximation of the interest factor included in rental expense.

(2) Earnings were inadequate to cover fixed charges. For the year ended October 25, 2003, the Company needed additional earnings of $133.6 million to achieve a ratio of earnings to fixed charges of 1.0x.